EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

CATO REPORTS 3Q EPS UP 18%
3Q Results Exceed Latest Guidance

Charlotte, NC (November 20, 2014) – The Cato Corporation (NYSE: CATO) today reported net income of $5.7 million for the third quarter ended November 1, 2014, compared to net income of $4.9 million for the third quarter ended November 2, 2013, an increase of 16%. Earnings per diluted share for the third quarter were $0.20, compared to $0.17 last year, an increase of 18%. Sales for the third quarter ended November 1, 2014 were $213.8 million, an 8% increase over sales of $198.8 million for the third quarter ended November 2, 2013. Same-store sales for the quarter increased 4%.

For the nine months ended November 1, 2014, the Company earned net income of $51.4 million, compared to net income of $50.5 million for the nine months ended November 2, 2013, an increase of 2%. Earnings per diluted share were $1.82 compared to $1.73 last year, an increase of 5%. Sales for the nine months ended November 1, 2014 were $740.0 million, an increase of 6% from sales of $695.3 million for the nine months ended November 2, 2013. Year-to-date same-store sales increased 3%.

For the quarter, the gross margin rate increased to 36.2% of sales from 35.2% last year, primarily due to higher merchandise margin. The SG&A rate for the quarter increased to 31.6% from 30.7% last year due to higher insurance and accrued incentive compensation expense offset by lower store fixture write-offs. The Company’s effective tax rate for the third quarter was 20.5% versus 24.7% last year. The low rates for the quarter are primarily due to the provision adjustments made annually in the third quarter.

Year-to-date, the gross margin rate increased to 39.3% of sales from 38.1% the prior year primarily due to higher merchandise margin. The year-to-date SG&A rate was 27.5% versus 25.8% last year primarily due to higher accrued incentive compensation expense and point-of-sale (POS) equipment upgrades. The year-to-date effective tax rate increased to 35.9% versus 35.6% last year.

“Our third quarter results exceeded our latest guidance,” stated John Cato, Chairman, President, and Chief Executive Officer. “This was primarily the result of a stronger sales trend than last year. We continue to expect fourth quarter earnings per diluted share will be within our original guidance range, updated for share repurchases, of $0.13 to $0.17 versus $0.13 last year, flat to an increase of 31%. For the year, earnings per diluted share are estimated to be in the range of $1.95 to $1.99 versus $1.86 last year, an increase of 5% to 7%.”

Year-to-date, the Company has opened 27 new stores, relocated two stores, and closed four stores. The Company now expects to open 33 stores during 2014, down from our last estimate of 46 due to a lack of shopping center development and increased competition for available space. As of November 1, 2014, the Company operated 1,343 stores in 32 states, compared to 1,318 stores in 32 states as of November 2, 2013.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”. The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the fourth quarter are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under "Risk Factors" in Part I, Item 1A of the Company's most recently filed annual report on Form 10-K/A, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED NOVEMBER 1, 2014 AND NOVEMBER 2, 2013

(Dollars in thousands, except per share data)

		Quarter Ended				Nine Months Ended
	November 1,	%	November 2,	%	November 1,	%	November 2,	%
	2014	Sales	2013	Sales	2014	Sales	2013	Sales
REVENUES
Retail sales	$ 213,785	100.0%	$198,786	100.0%	$ 740,023	100.0%	$695,345	100.0%
Other income (principally finance,
late fees and layaway charges)	2,225	1.0%	2,257	1.1%	6,778	0.9%	7,114	1.0%
Total revenues	216,010	101.0%	201,043	101.1%	746,801	100.9%	702,459	101.0%
GROSS MARGIN (Memo)	77,290	36.2%	69,999	35.2%	290,527	39.3%	264,707	38.1%
COSTS AND EXPENSES, NET
Cost of goods sold	136,495	63.8%	128,787	64.8%	449,496	60.7%	430,638	61.9%
Selling, general and administrative	67,623	31.6%	61,032	30.7%	203,442	27.5%	179,386	25.8%
Depreciation	5,422	2.5%	5,459	2.7%	16,297	2.2%	16,344	2.4%
Interest and other income	(686)	-0.3%	(723)	-0.4%	(2,527)	-0.3%	(2,328)	-0.3%
Cost and expenses, net	208,854	97.6%	194,555	97.9%	666,708	90.1%	624,040	89.8%

Income Before Income Taxes	7,156	3.4%	6,488	3.3%	80,093	10.8%	78,419	11.3%
Income Tax Expense	1,464	0.7%	1,603	0.8%	28,743	3.9%	27,920	4.0%
Net Income	$ 5,692	2.7%	$4,885	2.5%	$ 51,350	6.9%	$50,499	7.3%

Basic Earnings Per Share	$0.20		$0.17		$1.82		$1.73
Diluted Earnings Per Share	$0.20		$0.17		$1.82		$1.73

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	November 1,	November 2,	February 1,
	2014	2013	2014
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$83,749	$74,055	$79,427
Short-term investments	157,548	159,223	161,128
Restricted Cash	4,686	4,706	4,701
Accounts receivable - net	40,555	41,156	39,224
Merchandise inventories	127,786	131,016	150,861
Other current assets	10,885	11,042	11,407
Total Current Assets	425,209	421,198	446,748
Noncurrent Deferred Income Taxes	145,962	142,991	141,129
Property and Equipment - net	1,375	-	1,373
Other Assets	9,943	7,938	7,668
TOTAL	$582,489	$572,127	$596,918
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$171,820	$152,193	$177,131
Noncurrent Liabilities	32,994	31,665	28,678
Stockholders' Equity	377,675	388,269	391,109
TOTAL	$582,489	$572,127	$596,918